Exhibit 10.63

Old Dominion Electric Cooperative
2002 Option Plan

1.  Purpose and Effective Date.    The purpose of the Old Dominion Electric Cooperative 2002 Option Plan (the “Plan”) is to further the long-term stability and financial success of Old Dominion Electric Cooperative (the “Cooperative”) by retaining employees through the use of the Plan. The Cooperative believes that participation in the Plan will stimulate the efforts of those persons upon whose judgment, interest and efforts the Cooperative is and will be largely dependent for the successful conduct of its business.

The Plan was adopted by the Board of Directors of the Cooperative on February 12, 2002, and shall become effective on March 1, 2002.

2.  Definitions.

(a)  Board.    The Board of Directors of the Cooperative.

(b)  Cause.    Termination by the Cooperative of the Participant’s employment for “Cause” shall mean termination for:

(i)  gross incompetence, gross negligence, willful misconduct in office, insubordination, or breach of fiduciary duty owed to the Cooperative or any subsidiary or affiliate of the Cooperative or its Members;

(ii)  conviction of a felony, a crime of moral turpitude or commission of an act of embezzlement or fraud against the Cooperative or any subsidiary or affiliate of the Cooperative or its Members;

(iii)  any material breach by the Participant of any material term of an employment or severance agreement between the Participant and the Cooperative, including without limitation material failure to perform his or her assigned duties and responsibilities thereunder; or

(iv)  deliberate dishonesty of the Participant with respect to the Cooperative or any subsidiary or affiliate of the Cooperative or its Members.

(c)  Code.    The Internal Revenue Code of 1986, as amended.

(d)  Committee.    The Executive Committee of the Board.

(e)  Cooperative.    Old Dominion Electric Cooperative, an organization exempt from tax under Code section 501(c)(12).

(f)  Date of Grant.    The effective date of an Option granted by the Committee.

(g)  Disability or Disabled.    The Committee shall determine whether a Disability exists and such determination shall be conclusive.

(h)  Fair Market Value.

(i)  If a Share is listed on any established stock exchange or quoted on the NASDAQ stock market system, its Fair Market Value shall be the closing price for such Share on the Date of Grant as reported by such exchange or the NASDAQ stock market system, or, if there are no trades on such date, the value shall be determined as of the last preceding day on which the Share was traded.

(ii)    If a Share is not publicly traded, the Fair Market Value shall be determined by the Committee using any reasonable method in good faith.

(iii)  Fair Market Value shall be determined as of the Date of Grant specified in the Option.

(i)  Option.    A right to purchase Shares granted under the Plan, at a price determined in accordance with the Plan. All Options granted pursuant to the Plan shall be nonstatutory stock options that do not meet the requirements of Code Section 422.

(j)  Option Agreement.    An agreement between the Cooperative and a Participant setting forth the terms of an Option grant issued pursuant to Plan Section 4.

(k)  Option Value.    The maximum dollar amount specified in an Option Agreement that a Participant may spend to acquire Option Shares granted pursuant to the Option Agreement.

(l)  Participant.    Any individual who is granted an Option under the Plan.

(m)  Record Keeper.    Palmer & Cay Consulting, or any successor entity.

(n)  Shares.    Shares of mutual funds referenced in a Participant’s Option Agreement subject to purchase pursuant to the Option. Shares shall include any distributed earnings on the Shares, reinvested in such Shares on the date of such distribution for any distributions occurring subsequent to the grant date but before the date of exercise.

3.  Eligibility.

(a)  The Committee shall have the power and complete discretion to select eligible Participants and to determine for each Participant the terms, conditions and nature of the Option and the number of shares to be allocated as part of the Option; provided, however, that any Option made to a member of the Committee must be approved by the Board. The Committee is expressly authorized to make an Option to a Participant conditioned on the surrender for cancellation of an existing Option.

(b)  The grant of an Option shall not obligate the Cooperative to pay an employee any particular amount of remuneration, to continue the employment of the employee after the grant or to make further grants to the employee at any time thereafter.

4.  Options.

(a)  Whenever the Committee deems it appropriate to grant Options, notice shall be given to the Participant stating the Option Value for which Options are granted, the exercise price per share and the conditions to which the grant and exercise of the Options are subject. This notice, when duly accepted in writing by the Participant, shall become an Option Agreement between the Cooperative and the Participant.

(b)  The Committee shall establish the exercise price of Option Shares. The exercise price of an Option shall be not less than 25% of the Fair Market Value of such Shares on the Date of Grant.

(c) Subject to subsection (d) below, Options may be exercised in whole or in part at such times as may be specified by the Committee in the Participant’s Option Agreement; provided, however, that Participants may exercise Options only during the last two weeks of any calendar quarter within the exercise period. The Committee may impose such vesting conditions and other requirements as the Committee deems appropriate, and the Committee may include such provisions regarding a change in control as the Committee deems appropriate.

(d)  The Committee shall establish the term of each Option in the Participant’s Option Agreement. No Option may be exercised after the expiration of its term. The Committee shall set forth in the Participant’s Option Agreement when, and under what circumstances, an Option may be exercised after termination of the Participant’s employment or period of service. The Committee may, in its sole discretion, amend a previously granted Option to provide for more liberal exercise provisions.

(e)  If a Participant dies and if the Participant’s Option Agreement provides that part or all of the Option may be exercised after the Participant’s death, then such portion may be exercised by the personal representative of the Participant’s estate during the time period specified in the Option Agreement.

(f)  If a Participant’s employment or services is terminated by the Cooperative for Cause, the Participant’s Options shall terminate as of the date of the misconduct.

5.  Substitution of Options.    If a Participant has been granted an Option to purchase Shares under an Option Agreement, then except as limited by the terms of the Option Agreement, the Participant may direct that the Option be converted into an Option to purchase other Shares as permitted by the Option Agreement. Such substitution shall only be allowed to the extent that, immediately following the substitution, the difference between the fair market value of the Shares subject to the substituted Option and the exercise price of the substituted Option is no greater than the difference which existed immediately prior to the substitution between the fair market value of the Shares subject to the original Option and the exercise price of the original Option. The right of substitution is available at such times determined by the Board, in its sole discretion.

6.  Method of Exercise of Options.    Options may be exercised by giving written notice of the exercise to the Record Keeper, stating the number of shares the Participant has elected to purchase under the Option. Such notice shall be effective only if accompanied by the exercise price in full in cash; provided that, if the terms of an Option so permit, the Participant may surrender Shares the Participant is acquiring (valued at Fair Market Value on the date of exercise) in satisfaction of the purchase price.

7.  Taxes.    Each Participant shall agree, as a condition of receiving an Option, to pay to the Cooperative, or make arrangements satisfactory to the Cooperative regarding the payment of, any and all federal and state taxes with respect to the Option exercise.

8.  Nontransferability of Options.

(a)  In general, Options, by their terms, shall not be transferable by the Participant except by will or by the laws of descent and distribution or except as described below. Options shall be exercisable, during the Participant’s lifetime, only by the Participant or by his guardian or legal representative.

(b)  Notwithstanding the provisions of (a) and subject to federal and state securities laws, the Committee may grant or amend Options that permit a Participant to transfer the Options to one or more immediate family members, to a trust for the benefit of immediate family members, or to a partnership, limited liability company, or other entity the only partners, members, or interest-holders of which are among the Participant’s immediate family members. Consideration may not be paid for the transfer of Options. The transferee of an Option shall be subject to all conditions applicable to the Option prior to its transfer. The agreement granting the Option shall set forth the transfer conditions and restrictions. The Committee may impose on any transferable Option and on stock issued upon the exercise of an Option such limitations and conditions as the Committee deems appropriate.

9.  Termination, Modification, Change.    The Board may terminate the Plan at any time or may amend the Plan in such respects as it shall deem advisable. No Options shall be made under the Plan after its termination. A termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant’s rights under an Option previously granted to him.

10.  Change in Control.    In the event of a change in control of the Cooperative, the Committee may take such actions with respect to Options as the Committee deems appropriate. These actions may include, but shall not be limited to, the following:

(a)  At the time the Option is made, provide for the acceleration of the vesting schedule relating to the exercise or realization of the Option so that the Option may be exercised or realized in full on or before a date initially fixed by the Committee;

(b)  Provide for the purchase or settlement of any such Option by the Cooperative for any amount of cash equal to the amount which could have been obtained upon the exercise of such Option or realization of a Participant’s rights had such Option been currently exercisable or payable.

11.  Administration of the Plan.

(a)  The Plan shall be administered by the Committee, who shall be appointed by the Board. If no Committee is appointed, the Plan shall be administered by the Board.

(b)  The Committee shall have the authority to impose such limitations or conditions upon an Option as the Committee deems appropriate to achieve the objectives of the Option and the Plan. Without limiting the foregoing and in addition to the powers set forth elsewhere in the Plan, the Committee shall have the power and complete discretion to determine (i) which eligible persons shall receive an Option and the nature of the Option, (ii) the Shares to be covered by each Option, (iii) the Option Value, (iv) the Fair Market Value of the Shares, (v) the time or times when an Option shall be granted, (vi) whether an Option shall become vested over a period of time, according to a performance-based vesting schedule or otherwise, and when it shall be fully vested, (vii) the terms and conditions under which restrictions imposed upon an Option shall lapse, (viii) whether a change in control exists, (ix) when Options may be exercised, and (x) any additional requirements relating to Options that the Committee deems appropriate.

(c)  The Committee shall have the power to amend the terms of previously granted Options so long as the terms as amended are consistent with the terms of the Plan. The consent of the Participant must be obtained with respect to any amendment that would adversely affect the Participant’s rights under the Option, except that such consent shall not be required if such amendment is for the purpose of complying with any requirement of the Code or state and federal securities laws applicable to the Option Shares.

(d)  The Committee may adopt rules and regulations for carrying out the Plan. The Committee shall have the express discretionary authority to construe and interpret the Plan and the Option Agreements, to resolve any ambiguities, to define any terms, and to make any other determinations required by the Plan or an Option Agreement. The interpretation and construction of any provisions of the Plan or an Option Agreement by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Cooperative, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

(e)  A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

12.  Notice.    All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally, electronically, or mailed first class, postage prepaid, as follows: (a) if to the Cooperative—at its principal business address to the attention of the Committee; (b) if to any Participant—at the last address of the Participant known to the sender at the time the notice or other communication is sent; and (c) to the Record Keeper, to its principal business address.

13.  Interpretation and Governing Law.    The terms of this Plan and Options granted pursuant to the Plan shall be governed, construed and administered in accordance with the laws of the Commonwealth of Virginia. The Plan and Options are subject to all present and future applicable provisions of the Code and, to the extent applicable, federal and state securities laws. If any provision of the Plan or an Option conflicts with any such Code provision or securities laws, the Committee shall cause the Plan to be amended, and shall modify the Option, so as to comply, or if for any reason amendments cannot be made, that provision of the Plan or the Option shall be void and of no effect.

IN WITNESS WHEREOF, the Cooperative has caused this Plan to be adopted this 1st day of March, 2002.

OLD DOMINION ELECTRIC COOPERATIVE

By	/s/ VERNON N. BRINKLEY
Vernon N. Brinkley Chairman of the Board